UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 8, 2025
FactSet Research Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

45 Glover Avenue
Norwalk, Connecticut 06850
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (203) 810-1000
Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	FDS	New York Stock Exchange LLC
The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 8, 2025, FactSet Research Systems Inc. (the "Company") entered into a credit agreement (the “Credit Agreement”), among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as the administrative agent. The Credit Agreement provides for (a) a senior unsecured term loan credit facility in an aggregate committed amount of $500,000,000 (the “Term Facility”), available in US dollars, and (b) a senior unsecured revolving credit facility in an aggregate principal amount of $1,000,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Credit Facilities”), available in US dollars, Sterling and Euro. The Term Facility matures on April 8, 2028, and the Revolving Facility matures on April 8, 2030. Up to $100,000,000 of the Revolving Facility is available in the form of letters of credit and up to $100,000,000 of the Revolving Facility is available in the form of swingline loans, in each case in US dollars. The Company may seek additional commitments under the Credit Agreement in the form of additional term loans or increased commitments under the Revolving Facility from lenders or other financial institutions up to an aggregate principal amount of $1,000,000,000.

On April 8, 2025, the Company borrowed $500,000,000 under the Term Facility, which was used primarily to repay borrowings under the 2022 Credit Agreement (as defined below).

Loans under the Credit Facilities will bear interest, at the option of the Company, (a) in the case of loans denominated in US dollars, at either Term SOFR (which reflects a 10 basis point credit spread adjustment) or the Alternate Base Rate, (b) in the case of loans denominated in Sterling, at Daily Simple SONIA or (c) in the case of loans denominated in Euro, at EURIBOR, in each case with such benchmark as determined in the Credit Agreement, plus a per annum interest rate margin that fluctuates (a) in the case of loans priced at Term SOFR, Daily Simple SONIA or EURIBOR, between 0.875% and 1.625% and (b) in the case of loans priced at the Alternate Base Rate, between 0% and 0.625%, in each case based upon the Company’s senior, unsecured, non-credit enhanced long-term debt rating (or, if unavailable, corporate rating) by S&P Global Ratings, Moody’s Ratings and Fitch Ratings, Inc. or the Company’s Leverage Ratio (as defined in the Credit Agreement) (whichever yields a lower applicable interest rate margin) at such time. The Company will also pay a commitment fee under the Revolving Facility that will fluctuate between 0.10% per annum and 0.25% per annum on the daily unused amount of the Revolving Facility.

Loans under the Term Facility are subject to scheduled amortization payments in an aggregate annual amount equal to 5.0% of the original principal amount thereof. The Credit Facilities are not otherwise subject to any mandatory prepayments. The Company may voluntarily prepay loans under the Credit Facilities at any time without premium or penalty.

The Credit Agreement contains usual and customary affirmative covenants and negative covenants for facilities of this type. The Credit Agreement contains a financial covenant requiring maintenance of a Leverage Ratio (as defined in the Credit Agreement) no greater than 3.75 to 1.00 as of the last day of each fiscal quarter (subject to an increase to 4.25 to 1.00 for five consecutive fiscal quarters in connection with certain material acquisitions).

The Credit Agreement contains usual and customary event of default provisions for facilities of this type. If an event of default occurs under the Credit Agreement, the lenders may, among other things, terminate their commitments and declare all outstanding borrowings immediately due and payable.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On April 8, 2025, in connection with the entry into the Credit Agreement described above, the Company repaid in full all indebtedness and other obligations outstanding under, and terminated, the Credit Agreement dated as of March 1, 2022, as amended (the “2022 Credit Agreement”), among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as the administrative agent.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information disclosed in this Current Report under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Credit Agreement dated April 8, 2025, among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, and PNC Bank, National Association, as the administrative agent*
104	Cover page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. FactSet Research Systems Inc. agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

April 8, 2025	By:	/s/ HELEN L. SHAN
Helen L. Shan Executive Vice President, Chief Financial Officer (Principal Financial Officer)